Exhibit 99.1

Successful Treatment of “London Patient” Underscores Clinical Potential of Enochian Biosciences’ Gene Modified Cellular Therapy for HIV

Enochian developing ENOB-HV-01 an autologous cell therapy as a potentially curative treatment for HIV

Los Angeles, Calif. – March 7, 2019 - Enochian Biosciences, Inc. (Nasdaq: ENOB), a biotechnology company developing potentially curative and preventative genetically modified cellular and immune-therapy platforms to transform the lives of persons living with HIV and cancer patients, welcomes the published report of “the London patient,” the second person to potentially be cured of HIV.

As with “the Berlin patient,” the first person to be considered “cured” of HIV a decade ago, the intervention utilized in the London patient was performed primarily to treat an HIV-associated cancer. Both patients received transplants with cells from allogeneic donors who have a naturally occurring mutation (CCR5D32) which makes the individuals’ T cells resistant to infection by many types of HIV. These allogeneic bone marrow transplantation procedures require myeloablative chemotherapy, a radical intervention that carries significant medical risks and considerable expense. Given the success of anti-retroviral medicines in managing HIV, this approach is not considered a medically necessary or viable treatment option for HIV-positive persons who do not already require an allogeneic transplant to treat another disease, such as cancer.

However, the London patient confirms the theory that replacing a persons’ T cells with cells that are genetically modified to be resistant to HIV can cure the virus. Several groups of researchers and companies are working to remove and genetically modify a person’s own cells (autologous) to carry the CCR5D32 mutation and then transplant them back into the patient. While autologous transplants are safer and generally less expensive, they still require significant chemotherapy with its attendant risks and associated high cost of treatment. In addition, to date, the uptake, or engraftment, of the modified cells used in these research programs has been limited, leading to poor outcomes.

Enochian is developing ENOB-HV-01, a novel, proprietary technology in preclinical testing that delivers gene-modified cells that have the potential to significantly increase engraftment; and eliminate the need for myeloablative or other highly toxic chemotherapy. This unique therapeutic approach can potentially be given on an outpatient basis.

Enochian also plans to develop ENOB-HV-11 and ENOB-HV-12 that will utilize a novel cellular- and immunotherapy approach to potentially provide for a preventative vaccine and a therapeutic vaccine, respectively.

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About Enochian

Enochian Biosciences is a pre-clinical stage biotechnology company committed to using its genetically modified cellular and immune-therapy technologies to prevent or potentially cure HIV and to potentially provide life-long cancer remission of some of the deadliest cancers. We do this by genetically modifying, or re-engineering, different types of cells, depending on the therapeutic area, and then injecting or reinfusing the re-engineered cells back into the patient to provide treatment. Enochian’s lead candidate ENOB-HV-01 (pre-IND) is a treatment for HIV/AIDS. Enochian is developing ENOB-HV-11 and ENOB-HV-12 that will utilize a novel cellular- and immunotherapy approach to potentially provide for a preventative vaccine and a therapeutic vaccine, respectively. Enochian is developing an innovative therapeutic vaccination platform that could potentially be used to induce life-long remissions from some of the deadliest solid tumors. The Company plans to initially target pancreatic cancer, triple negative breast cancer, glioblastoma, and renal cell carcinoma. The platform may also allow for non-specific immune enhancement that could have impact against a broad array of solid tumors. As with HIV, this approach would potentially allow for outpatient therapy without ablating or significantly impairing the patient’s immune system, as many current approaches require.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes, plans” “expects” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in Enochian’s most recent Annual Report on Form 10-K filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Enochian undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Contacts:

Media:
James Heins
Tel: +1 203 682 8251
Email: James.Heins@icrinc.com

Investors:
Stephanie Carrington
Westwicke Partners
Tel: +1 646 277 1282
Email: Stephanie.Carrington@icrinc.com